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                           [LETTERHEAD OF COMERICA]



March 30, 1998

                                                                    EXHIBIT 10.8
Mr. Richard Bradford
Controller
Digital Testing Services, Inc.,
3600 Peterson Way
Santa Clara, CA 95054

Dear Richard:

Comerica Leasing, a Division of Comerica Bank ("Lessor") is pleased to offer the following commitment for a finance/capital lease line of credit to ISE Labs, Inc. and Digital Testing Services, Inc. ("Co-Lessees") for the acquisition of Hewlett Packard and Creedence Integrated Circuit Test Systems and Seiko Epson Handlers. Outlined below are the major terms and conditions of this commitment:

     Lease Line Amount:            $10,000,000

     Lease Line Expiration:        March 1, 1999

     Lease Term:                   60 Months

     Net Lease:                    Lessee will be responsible for all
                                   maintenance, taxes, insurance and all other costs relating to the operation of the equipment.

     Benefits of Ownership:        Title and all benefits of ownership will be
                                   retained by Lessee.

     Rental Payments:              60 fixed payments at 2.025247% of total
                                   equipment cost, due monthly in arrears, the first of which is due 30 days from lease closing (7.95% A.P.R).

     Interim Payments:             Interim payments made by Comerica Leasing to
                                   the vendors prior to equipment acceptance and
                                   lease commencement shall be funded on an
                                   Interim Lease Schedule at Comerica Bank's
                                   prevailing prime rate of interest. Interest
                                   only shall be due and payable upon the
                                   expiration of the Interim Lease Schedule or
                                   commencement of the base lease term,
                                   whichever occurs first.
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                                                                   [LOGO]

Mr. Richard Bradford
March 30, 1998
Page Two

     Lease Termination        The Lessee has the option to purchase the
     Option:                  equipment for $1.00.

     CONDITIONS:              IF THIS COMMITMENT MEETS WITH YOUR APPROVAL, IT IS
                              THEN SUBJECT TO THE FOLLOWING ADDITIONAL CRITERIA:

                              1)   Execution of all mutually agreeable
                                   documentation necessary to effect each
                                   takedown under the lease line of credit.

                              2)   Rental payment quotations apply only to
                                   leases closed on or before April 13, 1998, after which they are subject to change. Rental payments are based on a 5-year constant yield-to-maturity treasury at 5.72%. For leases closed after April 13, 1998, rental payments will be adjusted to reflect the treasury rates in effect at the time of closing. The monthly rental factor will become fixed for the term of the lease at lease commencement.

                              3) The above commitment and Lessor's willingness to enter into a lease is based upon there being no developments which, in the sole opinion of Lessor, would adversely affect the Lessee's creditworthiness and/or ability to meet any obligations.

                              4) Lessee must provide Lessor with a Certificate of Insurance at closing showing Comerica Leasing, a Division of Comerica Bank as a named insured for physical damage risks.


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                                                                [LOGO]

Mr. Richard Bradford
March 30, 1998
Page Three

We appreciate the opportunity to extend this commitment for your consideration and look forward to continuing our relationship with ISE Labs and Digital Testing Services. Should there be any questions, please do not hesitate to contact me at (408) 271-4060.

Sincerely,

/s/ Mark H. Freund

Mark H. Freund
Vice President

cc. Ray Grammer
    Mary Beth Suhr